EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Harvard Bioscience, Inc.:

We consent to the incorporation by reference in Registration Statement Numbers 333-53848, 333-104544, 333-135418, 333-151003, 333-174476 and 333-189175 on Form S-8 of Harvard Bioscience, Inc. of our reports dated March 14, 2014, with respect to the consolidated balance sheets of Harvard Bioscience, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Harvard Bioscience, Inc.

/s/ KPMG LLP

Boston, Massachusetts
March 14, 2014